Exhibit g(ii) under Form N-1A
                                              Exhibit 10 under item 601/Reg. S-K

                                         STATE STREET
                                       DOMESTIC CUSTODY

                                         FEE SCHEDULE

                                       Federated Funds

I.     Custody Services

       Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor corporate actions.

                                         ANNUAL FEES

       ASSET

      Per Fund                                                .25
Basis Points

      Wire Fees                                               $3.00
per wire

       Settlements:

      o   Each DTC Transaction                                $5.00
      o   Each Federal Reserve Book Entry Transaction         $3.75
      o   Each Repo Transaction (All Repo)                    $3.75
      o   Each Physical Transaction (NY/Boston, Private Placement) $15.00
      o   Each Option Written/Exercised/Expired               $18.75
o        Each Book Entry Muni (Sub-custody) Transaction       $15.00
      o   Government Paydowns                                 $5.00
      o   Maturity Collections                                $8.00
      o   PTC Transactions                                    $6.00


II.    Special Services

       Fees for activities of a non-recurring nature such as fund consolidation or reorganization, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

III.   Balance Credit

       MUNICIPAL FUNDS

       A balance credit equal to 75% of the average demand deposit account balance in the custodian account for the month billed times the 30 day T-Bill Rate on the last Monday of the month billed, will be applied against the month's custodian bill.

       TRANSFER AGENT

       A balance  credit  equal to 100% of the average  balance in the  transfer
       agent  demand  deposit  accounts,   less  the  reserve   requirement  and
       applicable related expenses, times 75% of the 30 average Fed Funds Rate.

IV.    Payment

        The above fees will be charged against the funds' custodian checking account thirty (30) days after the invoice is mailed to the funds' offices.

V. Term of Contract

        The parties agree that this fee schedule shall become effective January 1, 1997.

FEDERATED SERVICES COMPANY         STATE STREET

BY:      /S/ DOUGLAS L. HEIN       BY:      /S/ MICHAEL E. HAGERTY
TITLE:   SENIOR VICE PRESIDENT     TITLE:   VICE PRESIDENT
DATE:    APRIL 15, 1997            DATE:    APRIL 8, 1997
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